Exhibit (10)(bb)

SECOND AMENDMENT TO THE
MET-PRO CORPORATION RETIREMENT SAVINGS PLAN

This Second Amendment to the Met-Pro Corporation Retirement Savings Plan (the “Plan”) is made by Met Pro Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company established the Plan for its eligible employees effective as of January 1, 1999, and amended and restated as of January 1, 2007;

WHEREAS, the Company reserved the right in Section 13.01 of the Plan to amend the Plan at any time; and

WHEREAS, the Company wishes to amend the Plan as set forth below.

NOW, THEREFORE, the Plan is hereby amended as set forth below.

1.           Section 3.01(d) is rewritten effective January 1, 2008 to clarify the administrative procedures adopted by the Plan administrator regarding changes in elective deferral contributions, as follows:

(d)           Change in or Discontinuance of Before-Tax Contributions

A Participant may, on a quarterly basis, elect to change the amount of his Before-Tax Contributions or resume contributions which have been suspended, or a Participant may elect to discontinue Before-Tax Contributions as soon as administratively possible, in accordance with procedures established by the Plan Administrator.  The Plan Administrator shall have the right to limit the number of changes in a Plan Year.

2.           Section 3.02(a) is rewritten to clarify and accurately reflect the resolutions of the Board of Directors which established the Employer Contributions under such

 Section, and to reflect that effective February 1, 2008, collectively bargained employees hired prior to April 15, 2006 are eligible for Employer Contributions, as follows:

3.02           Employer Contributions

(a)           Amount of Employer Contributions

The Company may, in its sole discretion, declare Employer Contributions to be made by the Employer on behalf of actively employed Participants (including, effective February 1, 2008, Employees covered by a collective bargaining agreement who were hired prior to April 15, 2006) in the following amounts:

(1)	two percent (2%) of Compensation for Participants under the age of 45 or with less than 5 Years of Service;

(2)	three percent (3%) of Compensation for Participants 45 years or older with 5 to 9 Years of Service;

(3)	four percent (4%) of Compensation for Participants 45 years of older with 10 of more Years of Service.

The percentage applicable to each eligible Participant will be fixed based on the Participant’s age and Years of Service as of the later of December 31, 2006 (February 1, 2006 for collectively bargained employees hired prior to April 15, 2006), or the Participant’s date of hire and will not change during the Participant’s course of employment with the Employer.

For purposes of this Section 3.02(b) only, Years of Service shall be determined under Section 3.06 but shall be modified to exclude Years of Service prior to the date that Credited Service was earned under the Met-Pro Corporation Hourly or Salaried Pension Plan, as follows:

(a)           employees of Strobic Air Corporation, a subsidiary of Met-Pro Corporation will receive service from February 1, 1997;

(b)           employees of the Flex Kleen division of Met-Pro Corporation will receive service from November 1, 1998; and

(c)           employees of Pristine Water Solutions Inc. (who were former employees of Pristine Hydrochemical, Inc.) will receive service from June 1, 2002.

Notwithstanding the above, an Employer Contribution shall not be made under this Section 3.02(a) to any Participant who retired on an unreduced pension under the terms of the Met-Pro Corporation Hourly or Salaried Pension Plan prior to the December 31, 2006 freeze date applicable under such plans and is subsequently rehired by an Employer.

3.           Section 8.04(d)(1) is rewritten, effective October 1, 2008, to read as follows:

(d)           Cashout

(1)           General Rule

Notwithstanding any other provision of the Plan and subject to (2) and (3) below, if a Participant’s vested Account Balance does not exceed $5,000 as of the last day of the Plan Year following the Participant’s termination of employment, the Participant’s Account Balance shall be paid to the Participant, without the Participant’s consent or election, in a single sum payment as soon as administratively practicable following the last day of the Plan Year in accordance with procedures established by the Plan Administrator.

4.           The existing Section 9.01(c) is renumbered as Section 9.01(d), and is amended by replacing “(a) and (b) above” with “(a), (b) and (c) above” where the term appears in such Section.

5.           A new Section 9.01(c) is added to the Plan effective August 1, 2008 as follows:

(c)           Withdrawals From Rollover Account.

(1)           Procedures and Funds Available

Effective August 1, 2008, a Participant may elect to withdraw all or a portion of his Rollover Account at any time for any reason in accordance with procedures established by the Plan Administrator.

(2)           Funding of Withdrawals

In the event a withdrawal is less than the total amount credited to a Participant’s Rollover Account, and if such Rollover Account is invested under more than one Investment Fund, then the amount withdrawn from such Rollover Account shall be charged to each Investment Fund (other than any Investment Fund that holds Employer securities) in the same proportion that the net credit balance in the Rollover Account then the subject of withdrawal bears to the combined credit balance in all his Investment Funds in which such Rollover Account is invested.

IN ALL OTHER RESPECTS, this Plan is continued in full force and effect. In order to maintain the terms of the Plan in a single document, this Second Amendment may be incorporated into the most recent restatement of the Plan.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed by its duly authorized officer this  24th  day of  September              , 2008.

ATTEST:		Met Pro Corporation

By	/s/ Amy Covely	By	/s/ Gary J. Morgan

Title:	Benefits Administrator	Title:	V/P of Finance